Exhibit 10.1

MEMBERSHIP UNITS PURCHASE AND ASSIGNMENT AGREEMENT

THIS MEMBERSHIP UNITS PURCHASE AND ASSIGNMENT AGREEMENT is made effective as of the 24th day of September, 2004, by and between BRUCE C. GOTTWALD and FLOYD D. GOTTWALD, JR. (individually, a “Seller” and collectively, the “Sellers”), NEWMARKET SERVICES CORPORATION, a Virginia corporation (the “Purchaser”), and for the sole purpose of agreeing to the provisions of Section 4, OLD TOWN LLC, a Virginia limited liability company (the “Company”).

RECITALS:

A. Each of the Sellers owns (i) 100 voting membership units and (ii) 4,900 non-voting membership units in the Company.

B. The Sellers wish to transfer and assign, and the Purchaser wishes to purchase, all of the voting and non-voting membership units in the Company owned by the Sellers (collectively, the “Membership Units”), on the terms, and subject to the conditions, set forth in this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises, the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Purchase of the Membership Units. Subject to the terms and conditions of this Agreement, each Seller hereby transfers, assigns and delivers to the Purchaser all of the Membership Units owned by such Seller, and the Purchaser hereby accepts such transfer. As a result of the transfer provided for in this Section 1, neither Seller shall have any further rights or interest in the Company or any assets of the Company.

2. Consideration for the Membership Units. In exchange for the Membership Units,

the Purchaser shall pay to the Sellers the sum of Three Million Three Hundred Twenty-Two Thousand Five Hundred and 00/100 Dollars ($3,322,500) (the “Purchase Price”) upon the execution of this Agreement. The Purchase Price shall be paid to the Sellers by check or by wire transfer of immediately available funds, and it shall be allocated equally between the Sellers.

3. Representations of the Sellers. The Sellers hereby represent and warrant to the Purchaser and the Company that:

(a) Each Seller has exclusive, sole, full and complete right, title and interest in the Membership Units owned by him, free and clear of any and all liens, charges, encumbrances or claims of any nature.

(b) Each Seller has the full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

(c) The Membership Units constitute all of the outstanding units or interests in the Company, and there are no options, warrants or other rights outstanding to acquire any units or interests in the Company.

(d) To the Sellers’ actual knowledge, there are no (i) violations of any law or governmental rule or regulation pending against the Company, or (ii) judgments, suits, actions or proceedings pending against the Company.

(e) Except for equipment replacement and other similar transactions in the ordinary course of the Company’s business and operations, there have been no material changes in the assets of the Company (including all real and personal property), as such assets are listed or described on Exhibits A, B and C to that certain Purchase Agreement dated April 26, 2001, between Ethyl Corporation and the Company.

(f) The assets of the Company, including any real property, are owned by the Company free and clear of any and all liens, charges, encumbrances or claims of any nature.

4. Right of First Refusal. If the Company desires to sell substantially all of the assets of the Company, it shall first obtain an offer from a third party, upon terms and conditions which the Company is willing to accept. The Company shall forward a copy of the offer to the Sellers and the Sellers will have thirty (30) days in which to propose in writing to the Company to buy such assets upon the same terms and conditions as contained in the third party offer. Should the Sellers not deliver such a proposal within the thirty (30) day period, this right of first refusal shall terminate. This right of first refusal shall not be recorded among the land records.

5. Resignation. In connection with the transactions provided for herein, each Seller hereby resigns as a Manager of the Company.

6. Further Assurance. From time to time after the date hereof, the parties, without charge, shall perform such other acts, and shall execute and acknowledge and shall furnish to any other party such additional instruments, documents, materials and information which each may have in their possession or control, as any of such parties may reasonably request in order to effect the consummation of the transactions provided for in this Agreement.

7. Fees and Expenses. Each party hereto shall be responsible for his or its own legal and accounting fees incurred in connection with the consummation of this transaction.

8. Miscellaneous. This Agreement shall be binding upon and inure to the benefit of the parties, their heirs, successors and permitted assigns, and embodies and constitutes the entire understanding between the parties with respect to the sale and purchase provided for herein, and all prior agreements, understandings, representations and statements, whether oral or written, are merged in this Agreement. Neither this Agreement nor any provisions hereof may be waived, modified or amended, except by an instrument in writing signed by the party against whom the enforcement of such waiver, modification or amendment is sought, and then only to the extent set forth in such instrument. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute but one instrument. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Virginia.

9. Legal Counsel. Each Seller hereby acknowledges and agrees that (i) this Agreement has been prepared by the law firm of Cantor Arkema, P.C., as legal counsel to the Purchaser, and (ii) he has been advised to, and has had an opportunity to, have this Agreement reviewed by independent counsel representing his interests.

IN WITNESS WHEREOF the parties have executed this Agreement as of the year and the date first above written.

/s/ Bruce C. Gottwald
Bruce C. Gottwald

/s/ Floyd D. Gottwald, Jr.
Floyd D. Gottwald, Jr.

NEWMARKET SERVICES CORPORATION

By:	/s/ David A. Fiorenza
Name:	David A. Fiorenza
Title:	Vice President

For the sole purpose of agreeing to the provisions of Section 4:
OLD TOWN LLC

By:	/s/ Bruce C. Gottwald
Name:	Bruce C. Gottwald
Title:	Manager